DAVID KAMENETZKY JOINS BARK’S BOARD OF DIRECTORS
Highly Experienced Consumer Industry Leader Complements Board’s Existing Expertise
NEW YORK – May 25, 2022 – BARK, Inc. (“BARK” or the “Company”) (NYSE: BARK), a leading global omnichannel brand for dogs and their people with a mission to make all dogs happy, today announced the appointment of David Kamenetzky, a successful investor and former Mars Incorporated and Anheuser-Busch InBev executive, to the Company’s Board of Directors (the “Board”), effective May 23, 2022.
“As part of our ongoing commitment to delivering the best products and services at BARK, especially food, we are thrilled to welcome David to our Board,” said Matt Meeker, BARK’s Co-Founder, Executive Chairman, and Chief Executive Officer. “David is a highly respected consumer industry executive with a proven track record of scaling multi-billion-dollar consumer enterprises, including in the dog food industry at Mars. His strong business acumen and deep knowledge of all aspects of brand development, product distribution, capital allocation, and consumer trends will be instrumental as we seek to deliver long-term value for all our shareholders.”
Mr. Kamenetzky is a premier consumer and food technology investor and values-based leader, having most recently served as Chairman and Chief Executive Officer of JAB Holding Company. Previously, he was a member of the four-person Group Executive Committee at Anheuser-Busch InBev, with direct responsibility for strategy, legal, compliance, communications, government, and regulatory affairs. Before joining Anheuser-Busch InBev, he was a member of the leadership team at Mars Incorporated, the parent company of Pedigree Petfoods, Iams, and Royal Canin, where he helped oversee the company’s development into a world-leading marketing and services organization and embedded health and wellness trends across its portfolio. Mr. Kamenetzky presently serves as a member of the Board of Directors of Wedgewood Pharmacy and Kühne + Nagel International AG and is a strategic advisor to PetDX, One Vet, and Wildtype Foods.
“As a customer-first, digitally-native company with a purpose-driven approach to meeting the needs of dogs and their parents, I deeply admire BARK’s brand and mission, and their ability to execute,” said Mr. Kamenetzky. “I look forward to offering my strategic insights and perspective on what is an ever-evolving consumer landscape to BARK’s accomplished Board.”
About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, personalized food and supplements, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2012, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, personalized nutrition and meal plans with BARK Food; and health and wellness products that meet dogs’ needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com